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                                                                   EXHIBIT 10.13

                                     EMPLOYMENT AGREEMENT

        This Employment Agreement (this "Agreement"), dated as of [Exhibit A] is between Luminex Corporation, a Delaware corporation, and [Exhibit A] ("Executive").

                                        R E C I T A L S

        A. Executive has been employed by Employer, and Employer and Executive desire to enter into a written agreement to specify the terms and conditions of Executive's continued employment with Employer.

        B. Employer considers the maintenance of a sound management team, including Executive, essential to protecting and enhancing its best interests and those of its stockholders.

        C. Employer recognizes that the possibility of a change in control of Employer may result in the departure or distraction of management to the detriment of Employer and its stockholders.

        D. Executive is an executive officer of Employer and an integral member of its management team.

        E. Employer has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of selected members of Employer's management team to their assigned duties without the distraction arising from the possibility of a change in control of Employer.

        In consideration of Executive's past and future employment with Employer and other good and valuable consideration the parties agree as follows:

        Section 1. Employment. Employer hereby employs Executive, and Executive hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

        Section 2. Duties. Executive shall be employed as [Exhibit A], or such other position of comparable or greater responsibilities and that are within Executive's area of expertise to which he may be appointed by the Board of Directors. Executive agrees to devote his full time and best efforts to the performance of the duties attendant to his executive position with Employer.

        Section 3. Term. The term of employment of Executive hereunder shall commence on [Exhibit A] (the "Commencement Date") and continue until [Exhibit A] unless earlier terminated pursuant to Section 6 or Section 10; provided, however, that commencing on [Exhibit A] the term shall automatically be extended on each day from that date for an additional year.

        Section 4. Compensation and Benefits. In consideration for the services of Executive hereunder, Employer shall compensate Executive as follows:

               (a) Base Salary. Until the termination of Executive's employment hereunder, Employer shall pay Executive a base salary at an annual rate of not less than $[Exhibit A] (as may be increased from time to time, the "Base Salary") payable in accordance with the then current payroll policies of Employer. Any increase in the Base Salary shall be in the sole discretion of the Board of Directors of the Company or the appropriate committee thereof.

               (b) Management Incentive Bonus. Executive shall be eligible to receive from Employer such annual management incentive bonuses as may be provided in management incentive bonus plans adopted from time to time by Employer.

               (c) Vacation. Executive shall be entitled to three weeks of paid vacation per year at the reasonable and mutual convenience of Employer and Executive. Unless otherwise approved by the Board


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        of Directors of the Company or the appropriate committee thereof, accrued vacation not taken in any applicable period shall not be carried forward or used in any subsequent period.

               (d) Group Benefits. Executive shall be entitled to participate in all group benefit plans of Employer in accordance with Employer's regular practices for its employees. Employer shall provide accident, health, dental, disability and life insurance for Executive under the group accident, health, dental, disability and life insurance plans maintained by Employer for its full-time, salaried employees.


        Section 5. Expenses. Executive shall be entitled to reimbursement from Employer for reasonable out-of-pocket expenditures incurred by Executive in the course of performing Executive's duties hereunder, including, but not limited to, reasonable out-of-pocket expenditures incurred by Executive in relocating his household to the Austin, Texas metropolitan area.

        Section 6.    Termination.

               (a) General. Executive's employment hereunder shall commence on the Commencement Date and continue until the end of the term specified in Section 3, except that the employment of Executive hereunder shall terminate prior to such time in accordance with the following:

                      (i) Death or Disability. Upon the death of Executive during the term of his employment hereunder or, at the option of Employer, in the event of Executive's Disability, upon 30 days' notice to Executive.

                      (ii) For Cause. For "Cause" immediately upon written notice by Employer to Executive. A termination shall be for Cause if:

                            (1) Executive commits a criminal act involving moral turpitude; or

                            (2) Executive commits a material breach of any of the covenants, terms and provisions hereof or fails to obey lawful and proper written directions delivered to Executive by Employer's Chairman of the Board, President, Chief Executive Officer or its Board of Directors.

                      (iii) Without Cause. Without Cause upon notice by Employer to Executive. Without limiting the foregoing, the termination of Executive's employment hereunder upon the expiration of the term of his employment specified in Section 3 shall be treated as a termination by Employer without Cause pursuant to this Section 6(a)(iii).

               (b)    Severance Pay and Bonuses.

                      (i) Termination Upon Death or Disability. Executive shall not be entitled to any Separation Payments or any other severance pay or other compensation upon termination of his employment hereunder pursuant to Section 6(a)(i) except for the following (which shall be paid promptly after termination, except as specified in subsection (4) below):

                            (1) his Base Salary accrued but unpaid as of the date of termination;

                            (2) unpaid expense reimbursements under Section 5 for expenses incurred in accordance with the terms hereof prior to termination;


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                             (3)   compensation for accrued, unused vacation as
                      of the date of termination, determined in accordance with Employer's policies and procedures then in effect; and

                            (4) any bonus to which Executive would have been entitled for the Bonus Period if he were still employed hereunder on the last day of the Bonus Period. Any such bonus shall be paid to Executive at the same time bonuses are paid in respect of the Bonus Period to other employees of Employer entitled to receive bonuses for the Bonus Period. In the event the determination of Executive's bonus in respect of the Bonus Period involves any subjective assessment, such assessment shall be made in a manner most favorable to Executive. For purposes of this Agreement, the term "Bonus Period" means the full fiscal year or other applicable bonus period during which Executive's employment hereunder was terminated (or during which Executive became Disabled, in the event of a termination for Disability).

                      (ii) Termination Without Cause. In the event Executive's employment hereunder is terminated pursuant to Section 6(a)(iii), Employer shall promptly pay Executive an amount equal to one year's Base Salary at the then current rate plus the amount of the most recent annual cash bonus amount in a single lump sum payment as Executive's sole remedy in connection with such termination. Employer shall also promptly pay Executive the following:

                            (1) his Base Salary accrued but unpaid as of the date of termination;

                            (2) unpaid expense reimbursements under Section 5 for expenses incurred in accordance with the terms hereof prior to termination; and

                            (3) compensation for accrued, unused vacation as of the date of termination, determined in accordance with Employer's policies and procedures then in effect.

        The payments described in this Section 6(b)(ii) are referred to herein collectively as the "Separation Payments." This Section 6(b)(ii) is subject to the provisions of Section 10(j) dealing with the coordination of payments in the event of a Change in Control.

                      (iii) Termination For Cause; Voluntary Termination.
               Executive shall not be entitled to any Separation Payments or any other severance pay or other compensation upon termination of his employment hereunder pursuant to Section 6(a)(ii), or upon Executive's voluntary termination of his employment hereunder, except for the following (which shall be paid promptly after termination):

                            (1) his Base Salary accrued but unpaid as of the date of termination;

                             (2) unpaid expense reimbursements under Section 5 for expenses incurred in accordance with the terms hereof prior to termination; and

                            (3) compensation for accrued, unused vacation as of the date of termination, determined in accordance with Employer's policies and procedures then in effect.

               (c) Transfers of Employment. Executive's employment hereunder shall continue until the earlier of the following:

                      (i) Executive's employment with all Employers terminates; or



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                      (ii)  the last Employer (other than the Company) by which
               Executive is employed under this Agreement ceases to be a subsidiary or affiliate of the Company. For purposes of Section 6(b)(ii), the termination of Executive's employment hereunder pursuant to this Section 6(c)(ii) shall be treated as a termination by Employer without Cause pursuant to Section 6(a)(iii).

        Section 7.    Inventions; Assignment.

               (a) Inventions Defined. All rights to discoveries, inventions, improvements, designs, work product and innovations (including without limitation all data and records pertaining thereto) that relate to the business of Employer, whether or not specifically within Executive's duties or responsibilities and whether or not patentable, copyrightable or reduced to writing, that Executive may discover, invent, create or originate during the term of his employment hereunder or otherwise, and for a period of six months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of Employer ("Inventions"), shall be the exclusive property of Employer. Executive shall promptly disclose all Inventions to Employer, shall execute at the request of Employer any assignments or other documents Employer may deem necessary to protect or perfect its rights therein, and shall assist Employer, at Employer's expense, in obtaining, defending and enforcing Employer's rights therein. Executive hereby appoints Employer as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by Employer to protect or perfect its rights to any Inventions.

               (b) Covenant to Assign and Cooperate. Without limiting the generality of the foregoing, Executive shall assign and transfer, and does hereby assign and transfer, to Employer the world-wide right, title and interest of Executive in the Inventions. Executive agrees that Employer may file copyright registrations and apply for and receive patents (including without limitation Letters Patent in the United States) for the Inventions in Employer's name in such countries as may be determined solely by Employer. Executive shall communicate to Employer all facts known to Executive relating to the Inventions and shall cooperate with Employer's reasonable requests in connection with vesting title to the Inventions and related copyrights and patents exclusively in Employer and in connection with obtaining, maintaining, protecting and enforcing Employer's exclusive copyrights and patent rights in the Inventions.

               (c)    Successors and Assigns. Executive's obligations under this
        Section 7 shall inure to the benefit of Employer and its successors and assigns and shall survive the expiration of the term of this Agreement for such time as may be necessary to protect the proprietary rights of Employer in the Inventions.

               (d) Consideration and Expenses. Executive shall perform his obligations under this Section 7 at Employer's expense, but without any additional or special compensation therefor.

        Section 8.    Confidential Information.

               (a) Acknowledgment of Proprietary Interest. Executive acknowledges that all Confidential Information is a valuable, special and unique asset of Employer's business, access to and knowledge of which are essential to the performance of Executive's duties hereunder. Executive acknowledges the proprietary interest of Employer in all Confidential Information. Executive agrees that all Confidential Information learned by Executive during his employment with Employer or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, is and shall remain the exclusive property of Employer. Executive further acknowledges and agrees that his disclosure of any Confidential Information will result in irreparable injury and damage to Employer.

               (b) Confidential Information Defined. "Confidential Information" means all confidential and proprietary information of Employer, written, oral or computerized, as it may exist from time to time, including without limitation (i) information derived from reports, investigations, experiments, research and


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        work in progress, (ii) methods of operation, (iii) market data, (iv)
        proprietary computer programs and codes, (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) client and supplier lists and any other information about Employer's relationships with others, (viii) historical financial information and financial projections, (ix) network and system architecture, (x) all other concepts, ideas, materials and information prepared or performed for or by Employer and (xi) all information related to the business plan, business, products, purchases or sales of Employer or any of its suppliers and customers, other than information that is publicly available.

               (c) Covenant Not To Divulge Confidential Information. Employer is entitled to prevent the disclosure of Confidential Information. As a portion of the consideration for the employment of Executive and for the compensation being paid to Executive by Employer, Executive agrees at all times during the term of his employment hereunder and thereafter to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by Employer to further the business of Employer, and not to use except in the pursuit of the business of Employer, the Confidential Information, without the prior written consent of Employer. This Section 8 shall survive and continue in full force and effect in accordance with its terms after, and will not be deemed to be terminated by, any termination of this Agreement or of Executive's employment with Employer for any reason.

               (d) Return of Materials at Termination. In the event of any termination or cessation of his employment with Employer for any reason, Executive shall promptly deliver to Employer all property of Employer, including without limitation all documents, data and other information containing, derived from or otherwise pertaining to Confidential Information. Executive shall not take or retain any property of Employer, including without limitation any documents, data or other information, or any reproduction or excerpt thereof, containing, derived from or pertaining to any Confidential Information. The obligation of confidentiality set forth in this Section 8 shall continue notwithstanding Executive's delivery of such documents, data and information to Employer.

        Section 9.    Noncompetition.

               (a) Covenant Not to Compete. Executive acknowledges that during the term of his employment Employer has agreed to provide to him, and he shall receive from Employer, special training and knowledge, including without limitation the Confidential Information. Executive acknowledges that the Confidential Information is valuable to Employer and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by Employer by the enforcement of the covenant not to compete contained in this Section 9. Executive also acknowledges that such covenant not to compete is ancillary to other enforceable agreements of the parties, including without limitation the agreements regarding Confidential Information in Section 8 and the agreements regarding the payment of the Separation Payments and other severance pay and of the Termination Payment in Section 6 and Section 10, respectively. Therefore, following the termination of Employee's employment hereunder, Executive shall not directly or indirectly:

                      (i) for a period of one year following the date of the termination (unless extended pursuant to the terms of this Section 9) engage, alone or as a shareholder, partner, member, manager, director, officer, employee of or consultant to, any entity other than Employer that is in existence on the date of the termination and is at that time engaged directly, or indirectly through any subsidiary, division or other business unit (individually, an "Entity") that engages, anywhere in North America or in any other geographic area in or with respect to which Executive has any duties or responsibilities during the term of his employment with Employer, in any business activities that were conducted by Employer prior to the date of such termination (the "Designated Industry"); or

                      (ii) for a period of one year following the date of the termination (unless extended pursuant to the terms of this Section 9) solicit or



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               encourage any director, officer, employee of or consultant to
               Employer to end his relationship with Employer and commence any such relationship with any competitor of Employer in the Designated Industry.

               (b)    Exclusion. Notwithstanding the provisions of this
        Section 9, Employee's noncompetition obligations hereunder shall not preclude Employee from owning less than one percent of the voting power or economic interest in any publicly traded corporation conducting business activities in the Designated Industry.

               (c) No Offset. The representations and covenants contained in this Section 9 on the part of Executive shall be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim (monetary or otherwise) or cause of action of Executive against Employer or any officer, director or shareholder of Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the covenants of Executive contained in this Section 9.

               (d) Extension and Survival. If Executive violates any covenant contained in this Section 9, Employer shall not, as a result of such violation or the time involved in obtaining legal or equitable relief therefor, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenants of Executive contained in this
        Section 9 shall be deemed to have durations as specified in Section 9(a), which periods shall be extended by a number of days equal to the sum of (i) the total number of days Executive is in violation of any of the covenants contained in this Section 9 prior to the commencement of any litigation relating thereto and (ii) the total number of days the parties are involved in such litigation, through the date of entry by a court of competent jurisdiction of a final judgment enforcing the covenants of Executive in this Section 9. This Section 9 shall survive and continue in full force and effect in accordance with its terms after, and will not be deemed to be terminated by, any termination of this Agreement.

               (e)    Severability. If at any time the provisions of this
        Section 9 are determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9 shall be considered divisible and shall be immediately amended to only such area, duration or scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this
        Section 9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

        Section 10. Termination of Employment in Connection With a Change In Control.

               (a) Applicability. The provisions of this Section 10 shall apply in lieu of all conflicting provisions in this Agreement in the event Executive's employment with Employer is terminated in a Triggering Termination. Each of the following events constitutes a "Triggering Termination" when Executive's employment with Employer is:

                      (i) actually terminated by Employer during an Applicable Period for any reason other than for Good Reason;

                      (ii) Constructively Terminated by Employer during an Applicable Period;

                      (iii) terminated by Executive for any reason other than
               death, or for no reason, within the 180 day period commencing on the date of the Change in Control; or

                      (iv) terminated pursuant to Section 6(c)(ii) during an Applicable Period.

               (b) Termination Payment. Upon the occurrence of a Triggering Termination, Employer shall pay Executive a lump sum payment in cash (the "Termination Payment") equal to 2.99 times Executive's average annual base salary plus cash bonus amount for the most recent five calendar years ending prior to



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        the occurrence of the Triggering Event. Employer shall pay the
        Termination Payment to Executive concurrently with the Triggering Termination or, if the Triggering Termination occurs before the Change in Control, concurrently with the Change in Control.

               (c) Change in Control. A Change in Control means the occurrence during the term of this Agreement of any of the following events:

                      (i) Employer is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors ("Voting Stock") of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of Employer immediately prior to such transaction;

                      (ii) Employer sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and less than 50% of the combined voting power of the then-outstanding Voting Stock of such corporation or person is held in the aggregate by the holders of Voting Stock of Employer immediately prior to such sale or transfer;

                      (iii) There is a report filed on Schedule 13D or Schedule
               14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than a Director of Employer on the date hereof (or any group of such Directors), has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 50% or more of the combined voting power of the then-outstanding Voting Stock of Employer;

                      (iv) Employer files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of Employer has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

                      (v) If, in connection with a proxy solicitation initiated by a person or group other than the Board of Directors of Employer, individuals who at the beginning of such proxy solicitation constitute the Directors of Employer cease for any reason to constitute at least a majority thereof within the one year period following the initiation of such proxy solicitation.

        Notwithstanding the foregoing provisions of Sections 10(c)(iii) or 10(c)(iv), unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" shall not be deemed to have occurred for purposes of Section 10(c)(iii) or 10(c)(iv) solely because (A) Employer, (B) an entity in which Employer directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock (a "Subsidiary"), or (C) any Employer-sponsored employee stock ownership plan or any other employee benefit plan of Employer either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock of Employer, whether in excess of 50% or otherwise, or because Employer reports that a change in control of Employer has occurred or will occur in the future by reason of such beneficial ownership or any increase or decrease thereof.

               (d)    Gross Up Payment.

                      (i) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that all or any portion of any payment or distribution


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               by Employer or any of its affiliates to or for the benefit of
               Executive pursuant to the terms of this Section 10 or otherwise, including under any stock option or other agreement, plan, policy, program or arrangement (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), by reason of being considered "contingent on a change in ownership or control" of Employer, within the meaning of Section 280G of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"); provided, however, that no Gross-Up Payment shall be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code ("ISO") granted prior to the execution of this Agreement, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with an ISO described in clause (i). The Gross-Up Payment shall be in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

                      (ii) Subject to the provisions of Section 10(d)(vi), all determinations required to be made under this Section 10(d), including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by Employer to Executive and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the "Accounting Firm") selected by Executive in his sole discretion. Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both Employer and Executive within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by Employer or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, Employer shall pay the required Gross-Up Payment to Executive within five business days after receipt of such determination and calculations with respect to any Gross-Up Payment to Executive. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish Employer and Executive a written opinion to the effect that Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross- Up Payments which will not have been made by Employer should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 10(d)(vi) and Executive thereafter is required to make a payment of any Excise Tax, Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both Employer and Executive as promptly as possible. Any such Underpayment shall be promptly paid by Employer to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

                      (iii) Employer and Executive shall each provide the
               Accounting Firm access to and copies of any books, records and documents in the possession of Employer or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 10(d). Any determination by the Accounting Firm as to the amount of any Gross-Up Payment or Underpayment shall be binding upon Employer and Executive.


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                      (iv)  The federal, state and local income or other tax
               returns filed by Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive shall make proper payment of the amount of any Excise Tax, and at the request of Employer, provide to Employer true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by Employer, evidencing such payment. If prior to the filing of Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive shall within five business days pay to Employer the amount of such reduction.

                      (v) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 10(d) shall be borne by Employer. If such fees and expenses are initially paid by Executive, Employer shall reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

                      (vi) Executive shall notify Employer in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by Employer of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after Executive actually receives notice of such claim and Executive shall further apprize Employer of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive shall not pay such claim prior to the earlier of (A) the expiration of the 30-calendar-day period following the date on which he gives such notice to Employer and (B) the date that any payment of amount with respect to such claim is due. If Employer notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive, subject to the provisions of Section 10(d) of this Agreement, shall:

                             (1) provide Employer with any written records or documents in his possession relating to such claim reasonably requested by Employer;

                             (2)   take such action in connection with
                      contesting such claim as Employer shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by Employer;

                            (3) cooperate with Employer in good faith in order effectively to contest such claim; and

                            (4)    permit Employer to participate in any
                      proceedings relating to such claim;

                      provided, however, that Employer shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 10(d), Employer shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 10(d) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Executive to pay the tax claimed and sue for a refund, Employer shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                      (vii) If, after the receipt by Executive of an amount
               advanced by Employer pursuant to Section 10(d), Executive receives any refund with respect to such claim, Executive shall (subject to Employer's complying with the requirements of Section 10(d)) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Employer pursuant to Section 10(d)(vi), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Employer does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by Employer to Executive pursuant to this
               Section 10(d).

                      (viii) Any information provided by Executive to Employer
               under this Section 10(d) shall be treated confidentially by Employer and will not be provided by Employer to any other person than Employer's professional advisors without Executive's prior written consent except as required by law.

               (e) Term. Notwithstanding the provisions of Section 3, if a Change in Control occurs prior to the termination of this Agreement, Sections 10, 11 and 12 shall continue in effect for a period of 24 months after the date of the Change in Control.

               (f) No Duty to Mitigate Damages. Executive's rights and privileges under this Section 10 shall be considered severance pay in consideration of his past service and his continued service to Employer from the Commencement Date, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation that he may receive from future employment.

               (g) Arbitration. Any controversy or claim arising out of or relating to this Section 10, or the breach thereof, shall be settled exclusively by arbitration in Austin, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator may be entered in, and enforced by, any court having jurisdiction thereof.

               (h) No Right To Continued Employment. This Section 10 shall not give Executive any right of continued employment or any right to compensation or benefits from Employer except the rights specifically stated herein.

               (i) Restricted Stock and Exercise of Stock Options. Executive may hold options ("Options") issued under the Incentive Plan and such Options shall become immediately exercisable upon a Change in Control. In addition, Executive may hold restricted stock ("Restricted Stock") issued under the Incentive Plan, and all applicable restrictions shall lapse upon a Change in Control. Employer shall take no action to facilitate a transaction involving a Change in Control, including without limitation redemption of any rights issued pursuant to any rights agreement, unless it has taken such action as may be necessary to ensure that Executive has the opportunity to exercise all Options he may then hold, and obtain certificates containing no restrictive legends in respect of any Restricted Stock he may then hold, at a time and in a manner that shall give Executive the opportunity to sell or exchange the securities of Employer acquired upon exercise of his Options and upon receipt of unrestricted certificates for shares of Common Stock in respect of his Restricted Stock, if any (collectively, the "Acquired Securities"), at the earliest time and in the most advantageous manner any holder of the same class of securities as the Acquired Securities is able to sell or exchange such securities in connection with such Change in Control. Employer acknowledges that its covenants in the preceding sentence (the "Covenants") are reasonable and necessary in order to protect the legitimate interests of Employer in maintaining Executive as one of its employees and that any violation of the Covenants by Employer would result in irreparable injuries to Executive, and Employer therefore acknowledges that in the event of any violation of the Covenants by Employer or its directors, officers or employees, or any of their respective agents, Executive shall be entitled to obtain from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief in order to (i) obtain specific performance of the Covenants, (ii) obtain specific performance of the exercise of his Options, delivery of certificates containing no restrictive legends in respect of his Restricted Stock and the sale or exchange of the Acquired Securities in the advantageous manner contemplated above or (iii) prevent violation of the Covenants; provided nothing in this Agreement shall be deemed to prejudice Executive's rights to damages for violation of the Covenants.

               (j)    Coordination With Other Payments.

                      (i) After the termination of Executive's employment hereunder:

                            (1)    if Executive is entitled to receive
                      Separation Payments; and

                            (2) Executive subsequently becomes entitled to receive a Termination Payment, Gross Up Payment or both, then,

                      (ii) prior to the disbursement of the Termination Payment and Gross Up Payment:

                            (1) the payment date of all unpaid Separation Payments shall be accelerated to the payment date of the Termination Payment and such Separation Payments shall be made (in this event, Employer waives any requirement that Executive reduce the Separation Payments by the amount of any income earned by Executive thereafter); and

                            (2) the Termination Payment shall be reduced by the amount of the Separation Payments so accelerated and made.

               (k) Outplacement Services. If Executive becomes entitled to receive a Termination Payment under this Section 10, Employer agrees to reimburse Executive for the amount of any outplacement consulting fees and expenses incurred by Executive during any Applicable Period and during the two-year period following the Change In Control; provided that the aggregate amount reimbursed by Employer shall not exceed 15% of the amount determined pursuant to Section 10(b)(i)(1). In addition and as to each reimbursement payment, to the extent that any reimbursement under this Section 10(k) is subject to federal, state or local income taxes, Employer shall pay Executive an additional amount such that the net amount retained by Executive, after deduction of any federal, state and local income tax on the reimbursement and such additional amount, shall be equal to the reimbursement payment. All amounts under this Section 10(k) shall be paid by Employer within 15 days after Executive's presentation to Employer of any statements of such amounts and thereafter shall bear interest at the rate of 18% per annum or, if different, the maximum rate allowed by law until paid by Employer, and all accrued and unpaid interest shall bear interest at the same rate, all of which interest shall be compounded daily.

        Section 11.   General.

               (a) Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party in accordance with this Section 11(a):

        If to Employer, to:

        Luminex Corporation
        12212 Technology Blvd.
        Austin, Texas 78727
        Attention: General Counsel
        Facsimile Number: (512) 219-6325

        If to Executive, to:

        12212 Technology Blvd.
        Austin, Texas 78727

               (b) Withholding; No Offset. All payments required to be made to Executive by Employer under this Agreement shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payments under Section 10 shall be subject to offset or reduction attributable to any amount Executive may owe to Employer or any other person.

               (c) Legal and Accounting Costs. Employer shall pay all attorneys' and accountants' fees and costs incurred by Executive as a result of any breach by Employer of its obligations under this Agreement, including without limitation all such costs incurred in contesting or disputing any determination made by Employer under Section 10 or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment under Section 10. Reimbursements of such costs shall be made by Employer within 15 days after Executive's presentation to Employer of any statements of such costs and thereafter shall bear interest at the rate of 18% per annum or, if different, the maximum rate allowed by law until paid by Employer, and all accrued and unpaid interest shall bear interest at the same rate, all of which interest shall be compounded daily.

               (d) Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by Executive of his obligations under any of Sections 7, 8 and 9, Employer shall have no adequate remedy at law and accordingly shall be entitled to specific performance and other appropriate injunctive and equitable relief.

               (e) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

               (f) Waivers. No delay or omission by either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

               (g) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

               (h) Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

               (i) Reference to Agreement. Use of the words "herein," "hereof," "hereto," "hereunder" and the like in this Agreement refer to this Agreement only as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted.

               (j) Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and shall be enforceable by the personal representatives and heirs of Executive and the successors and assigns of Employer. This Agreement may be assigned by the Company or any Employer to any Employer; provided that in the event of any such assignment, the Company shall remain liable for all of its obligations hereunder and shall be liable for all obligations of all such assignees hereunder. If Executive dies while any amounts would still be payable to him hereunder, such amounts shall be paid to Executive's estate. This Agreement is not otherwise assignable by Executive.

               (k) Entire Agreement; Effect on Prior Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof (including without limitation the Prior Agreement, which is hereby terminated) and may not be amended except by a written instrument hereafter signed by each of the parties hereto. Executive and the Company hereby agree that, if any other employment agreement between Executive and the Company (or any other Employer) is in existence on the Commencement Date, then this Agreement shall supersede such other employment agreement in its entirety, and such other employment agreement shall no longer be of any force and effect after the date hereof.

               (l) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, without regard to its choice of law principles.

               (m) Gender and Number. The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.

               (n) Assistance in Litigation. During the term of this Agreement and for a period of two years thereafter, Executive shall, upon reasonable notice, furnish such information and proper assistance to Employer as may reasonably be required by Employer in connection with any litigation in which Employer is, or may become, a party and with respect to which Executive's particular knowledge or experience would be useful. Employer shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in rendering such assistance. The provisions of this Section 11(n) shall continue in effect notwithstanding termination of Executive's employment hereunder for any reason.

        Section 12. Definitions. As used in this Agreement, the following terms will have the following meanings:

               (a)    "Accounting Firm" has the meaning ascribed to it in
                      Section 10(d)(ii).

               (b)    "Acquired Securities" has the meaning ascribed to it in
                      Section 10(i).

               (c) "Agreement" has the meaning ascribed to it in the heading of this document.

               (d) "Applicable Period" means, with respect to any Change In Control, the period of 27 months commencing 3 months before the Change In Control and ending 24 months after the Change In Control.

               (e)    "Base Salary" has the meaning ascribed to it in
                      Section 4(a).

               (f)    "Cause" has the meaning ascribed to it in Section 6
                      (a)(ii).

               (g)    "Change In Control" has the meaning ascribed to it in
                      Section 10(c).

               (h) "Code" means the Internal Revenue Code of 1986, as amended.

               (i)    "Commencement Date" has the meaning ascribed to it in
                      Section 3.

               (j) "Company" means Luminex Corporation, a Delaware corporation.

               (k) "Confidential Information" has the meaning ascribed to it in Section 8(b).

               (l) "Constructively Terminated" with respect to an Executive's employment with Employer will be deemed to have occurred if Employer:

                      (i) demotes Executive to a lesser position, either in title or responsibility, than the highest position held by Executive with Employer at any time during Executive's employment with Employer;

                      (ii) decreases Executive's compensation below the highest level in effect at any time during Executive's employment with Employer or reduces Executive's benefits and perquisites below the highest levels in effect at any time during Executive's employment with Employer (other than as a result of any amendment or termination of any employee or group or other executive benefit plan, which amendment or termination is applicable to all executives of Employer); or

                      (iii) requires Executive to relocate to a principal place
               of business more than 30 miles from the principal place of business occupied by Employer on the first day of an Applicable Period.

               (m)    "Covenants" has the meaning ascribed to it in
                      Section 10(i).

               (n)    "Designated Industry" has the meaning ascribed to it in
                      Section 9(a)(i)(1).

               (o)    "Determination" has the meaning ascribed to such term in
                      Section 1313(a) of the Code.

               (p) "Disability" with respect to Executive shall be deemed to have occurred whenever Executive is rendered unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuing period of not less than 12 months. In the case of any dispute, the determination of Disability will be made by a licensed physician selected by Employer, which physician's decision will be final and binding.

               (q) "Executive" has the meaning ascribed to it in the heading of this Agreement.

               (r) "Employer" refers collectively to the Company and its subsidiaries and other affiliates. In Section 10, the term "Employer" shall be deemed to refer to the Company, and for purposes of Section 10, Executive shall be deemed to be employed by the Company and all compensation and benefits paid or provided to Executive by any Employer under this Agreement at any time shall be deemed to have been paid or provided to Executive by the Company.

               (s)    "Entity" has the meaning ascribed to it in
                      Section 10(l)(i)(1).

               (t)    "Exchange Act" has the meaning ascribed to it in
                      Section 10(c)(iii).

               (u)    "Excise Tax" has the meaning ascribed to it in
                      Section 10(d)(i).

               (v) "Good Reason" means the termination of Executive's employment with Employer as a result of Executive's commission of a felony or failure to obey lawful and proper written directions delivered to Executive by Employer's Chairman of the Board, President, Chief Executive Officer or its Board of Directors.

               (w)    "Gross Up Payment" has the meaning ascribed to it in
                      Section 10(d)(i).

               (x) "Incentive Plans" means any stock option or equity incentive plan adopted by Employer from time to time.

               (y)    "Inventions" has the meaning ascribed to it in
                      Section 7(a).

               (z)    "ISO" has the meaning ascribed to it in Section 10(d)(i).

               (aa)   "Options" has the meaning ascribed to it in Section 10(i).

               (bb) "Parachute Payments" has the meaning ascribed to such term in Section 280G(b)(2) of the Code.

               (cc)   "Payment" has the meaning ascribed to it in
                      Section 10(d)(i).

               (dd)   "Restricted Stock" has the meaning ascribed to it in
                      Section 10(i).

               (ee) "Separation Payment Period" has the meaning ascribed to it in Section 6(b)(ii).

               (ff)   "Separation Payments" has the meaning ascribed to it in
                      Section 6(b)(ii).

               (gg) "Target Bonus" means, with respect to each Executive, the dollar amount that is equal to the established percentage of such Executive's Base Salary that would be paid to Executive under the management incentive bonus plan of Employer assuming the measurement criteria contained in such plan with respect to Executive were achieved for the Bonus Period in which the Change In Control occurred.

               (hh)   "Termination Payment" has the meaning ascribed to it in
                      Section 10(b)(i).

               (ii)   "Triggering Termination" has the meaning ascribed to it in
                      Section 10(a).

               (jj)   "Underpayment" has the meaning as ascribed to it in
                      Section 10(d)(ii).


        EXECUTED as of the date and year first above written.

                               LUMINEX CORPORATION



                                By:
                                    ---------------------------------------
                                    Mark B. Chandler, Ph.D.
                                    President and Chief Executive Officer

                                    EXHIBIT A


                                                                     Termination                          Base
Executive                 Office               Commencement Date         Date          Renewal Date       Salary
---------                 ------               -----------------         ----          ------------       ------
Mark B. Chandler, Ph.D.   President and        March 10, 2000       March 9, 2003      March 9, 2002      275,000
                          Chief Executive
                          Officer


Gail S. Page*             Executive Vice       October 2, 2000      October 1, 2003    October 2, 2002    235,000
                          President and
                          Chief Operating
                          Officer

Van S. Chandler           Vice President,      March 10, 2000       March 9, 2003      March 9, 2002      190,000
                          Instruments and
                          Chief
                          Technology
                          Officer

Randel S. Marfin          Vice President,      March 10, 2000       March 9, 2003      March 9, 2002      160,000
                          Business
                          Development

Ralph L McDade, Ph.D.     Vice President,      March 10, 2000       March 9, 2003      March 9, 2002      190,000
                          Research &
                          Development and
                          Chief
                          Scientific
                          Officer

Oliver H. Meek            Vice President,      February 14, 2000    February 14, 2003  February 14, 2002  135,000
                          Manufacturing

Michael D. Spain, M.D.    Vice President,      March 10, 2000       March 9, 2003      March 9, 2002      190,000
                          Clinical
                          Affairs and
                          Chief Medical
                          Officer

James E. Schepp           Vice President,      April 2, 2001        March 31, 2004     March 31, 2003     235,000
                          Sales and
                          Marketing

James W. Jacobson, Ph.D.  Vice President,   November 9, 2001        November 8, 2004   November 9, 2003   130,000
                          Technical
                          Operations



* Under the Company's Employment Agreement with Ms. Page, Ms. Page receives an annual bonus equal to the difference between her base salary and $250,000. In addition, in the event that the Company transfers the assets and business relating to the "Luminex Project" to a subsidiary, the Company may assign Ms. Page's employment agreement to the subsidiary and Ms. Page will become executive vice president and chief operating officer of the subsidiary.